Exhibit 10.11

April 27, 2020

Bryan Ellis
Via email

Dear Bryan:

On behalf of HomeAdvisor, Inc. (the “Company” or “HomeAdvisor”), I am pleased to provide you with the following terms and conditions regarding your employment with the Company.

1.Employment. In your role as the Company’s Executive Vice President, Operations, you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You will report to Craig Smith, President & Chief Operating Officer, ANGI Homeservices, Inc. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Your employment will be based out of the Company’s headquarters in Denver, Colorado. Your employment is contingent upon receipt of proof of eligibility to work in the United States and a satisfactory background check. Your employment will begin on May 6, 2020, your start date.

2.Base Salary. In consideration of your services, as Executive Vice President, Operations, you will be paid an annual salary of $350,000.00, payable in accordance with the standard payroll practices and subject to all withholdings and deductions as required by law.

3.Annual Discretionary Bonus. During your employment with the Company, you will be eligible to receive discretionary annual bonuses (the “Annual Bonus”). The Annual Bonus shall be of a target amount equal to 100% of your base salary, and shall in all cases be determined by the Company in its sole discretion based on the factors it deems relevant, which may include, among other factors, the Company’s performance and your contribution and performance. With respect to calendar year 2020, your Annual Bonus shall not be less than 50% of the target amount, prorated for a partial year of service.

4.Benefits. You will be eligible to participate in benefit plans and programs in effect from time to time, in accordance with and subject to the eligibility and other provisions of such plans and programs. You are eligible to participate in the IAC Retirement Savings Plan (a 401(k) plan) per HomeAdvisor policies, and in the IAC Health and Welfare Benefit Plan according to the terms outlined in the benefit summary. As a convenience, you will be automatically enrolled in the IAC 401(k) with a pre-tax deferral rate of 6% of your eligible earnings, contributed via payroll deductions. IAC matches 50% of the first 6% of pre-tax contributions you make. Participation in the company’s health and welfare benefits will be effective on the first of the month following your start date. Benefits are subject to change at any time in the Company’s sole discretion.

5.Vacation and Holidays. You will be entitled to that number of days of vacation leave and sick leave per year that you determine is necessary in your reasonable discretion. In addition, you will be eligible for all Company Holidays, plus one additional Floating Holiday designated at the Company’s discretion upon hire.

6.Restrictive Covenants. During your employment by the Company, you agree not to improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom you have an obligation of confidentiality, or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person. You further agree that you will not breach any agreement with any party (including any prior employer) regarding non-solicitation, noncompetition, trade secrets, or proprietary information.

7.No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You further represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

8.At-Will Employment. You understand that you are not being offered employment for a definite period of time and that either you or the Company may terminate at will the employment relationship at any time and for any reason (or no reason whatsoever) without prior notice. This is not an employment agreement for any specified length of time.

9.Equity. If approved by the Company’s Compensation Committee of the Board of Directors, you will be granted ANGI RSUs valued at approximately $1,000,000 which shall vest 1/4th on each of the first four anniversary dates of your vest start date, which will be May 6, 2020. The grant will be made pursuant to the Company’s Amended and Restated Omnibus Incentive Plan.

10.Termination of Employment. Your employment may be terminated by either the Company or You at any time and for any reason or for no particular reason. You shall be entitled to the compensation and benefits described in this Paragraph 10 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a.Termination without Cause. In the event that (a) your employment is terminated by the Company without Cause (as defined below) and (b) within sixty (60) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company (the “Separation Agreement”), the Company will provide you with severance pay equal to twelve (12) months of your then current base salary (the “Severance Payment”), payable in a lump sum on the Payment Commencement Date (as defined herein). The Severance Payment shall be paid or commence, as applicable, on the sixtieth (60th) day following your date of termination (the “Payment Commencement Date”); provided, however, that if by the 60th day following your date of termination the Severance Agreement has not become binding, then you shall not be entitled to the Severance Payment and the Severance Payment shall not be paid or commence. The Severance Payment shall be subject to the terms and conditions set forth below.

b.Termination at Any Time for Cause or Without Good Reason. In the event that your employment is terminated at any time by the Company for Cause or you resign without Good Reason, you will be entitled only to your unpaid base salary through the date of your termination of employment, which shall be paid on the regular payday immediately following your termination date. You will not be entitled to any other compensation or consideration, including any bonus not yet paid, that you may have received had your employment with the Company not ceased.

c.For purposes hereof, the term “Good Reason” shall mean one or more of the following conditions arising without your consent: (i) a material diminution in your base compensation; or (ii) a material diminution in your authority, duties, or responsibilities. To be entitled to terminate your employment for Good Reason, you must (i) provide written notice to the Company of the event or change you consider constitutes “Good Reason” within 30 calendar days following its occurrence, (ii) provide the Company with a period of at least 30 calendar days to cure the event or change, and (iii) if the Good Reason persists following the cure period, actually resign by written resignation letter within 90 calendar days following the event or change. For purposes hereof, “Cause” shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving theft, embezzlement, bribery, dishonesty, fraud, or moral turpitude, (ii) you engaged in or acted with willful misconduct (including, but not limited to, acts of fraud, criminal activity, or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries which was injurious to the Company or any of its subsidiaries, (iii) you acted with recklessness or criminal fraud in the performance of your duties, or (iv) you willfully breached any written agreement or obligation to the Company or any of its subsidiaries.

11.Choice of Law. This letter shall be interpreted, construed and governed by the laws of the State of Colorado, regardless of its place of execution or performance.

12.Entire Understanding. This letter supersedes all prior understandings and agreements, whether written or oral, relating to the terms of your employment. This letter shall not be assignable by you.

13.Captions. Captions and headings of the sections and Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or Section.

14.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

If this letter correctly sets forth the terms of your employment with the Company, please sign this letter in the space provided below and return it to me.

Sincerely,

/s/ Craig Smith

Craig Smith

President & COO
ANGI Homeservices

The foregoing correctly sets forth the terms of my at-will employment with HomeAdvisor, Inc. I am not relying on any representations other than those set forth above.

/s/ Bryan Ellis
Bryan Ellis